UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2005

PLATO Learning, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-20842	36-3660532
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10801 Nesbitt Avenue South Bloomington, Minnesota		55437
(Address of Principal Executive Offices)		(Zip Code)

(952) 832-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On June 17, 2005, Robert Rueckl joined PLATO Learning, Inc. (the “Company”) as its Vice President, Controller and Chief Accounting Officer. The Company and Mr. Rueckl anticipate entering into a definitive employment agreement in the near future.  The proposed agreement provides an initial term of two years from the effective date.  Thereafter the term will be automatically extended for additional one-year periods, unless terminated otherwise.  Pursuant to the proposed agreement, Mr. Rueckl will (a) receive an initial annual salary of $175,000, (b) be eligible for annual cash bonus compensation based on bonus amount and performance criteria determined by the Company’s Board of Directors, (c) receive an immediate stock option grant to purchase 40,000 shares of the Company’s common stock at fair market value and subject to vesting schedules, and (d) be eligible for other employee benefits under the Company’s benefit plans and programs.  Upon termination of Mr. Rueckl’s employment by Mr. Rueckl for Good Reason (to be defined in the definitive agreement) or by the Company without Cause (to be defined in the definitive agreement), Mr. Rueckl will receive (a) a lump sum severance payment equal to the higher of (x) one times his annual salary then in effect or (y) his salary for the reminder of the term of his employment agreement, and (b) continuation of health and other welfare benefits for twelve months following the termination.  If Mr. Rueckl’s employment continues for two years following a Change in Control of the Company (to be defined in the definitive agreement), he will receive a lump sum cash retention bonus equal to one times his annual salary then in effect. The proposed agreement also provides for one year non-compete period following its termination.

On June 20, 2005, Robert Hickcox joined the Company as its Vice President and Chief Information Officer.  The Company and Mr. Hickcox entered into an employment agreement on the same date (the “Agreement”).  The Agreement provides an initial term through June 20, 2006.  Beginning June 20, 2006 and on each June 20 thereafter, the Agreement will be automatically extended for additional one-year periods, unless terminated otherwise.  Mr. Hickcox will (a) receive an annual salary as stated in the Agreement (initially $185,000), (b) be eligible for annual cash bonus compensation based on bonus amount and performance criteria determined by the Company’s Board of Directors, (c) receive an immediate stock option grant to purchase 45,000 shares of the Company’s common stock at fair market value and subject to vesting schedules, (d) be eligible for future restricted stock and stock option grants in accordance with the Company’s stock plans and at the discretion of the Board of Directors, (e) be eligible for other employee benefits under the Company’s benefit plans and programs, and (f) be reimbursed for relocation expenses as outlined in the Agreement.  Upon termination of Mr. Hickcox’s employment by Mr. Hickcox for Good Reason (as defined in the Agreement) or by the Company without Cause (as defined in the Agreement), Mr. Hickcox will receive (a) a lump sum severance payment equal to one times his annual salary then in effect, and (b) continuation of health and other welfare benefits for twelve months following the termination.  If Mr. Hickcox’s employment continues for two years following a Change in Control of the Company (as defined in the Agreement), he will receive a lump sum cash retention bonus equal to one times his annual salary then in effect.  The Agreement also provides for one year non-compete period following its termination.  A copy of the Agreement is filed as Exhibit 10.01 to, and is incorporated by reference in, this report.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 17, 2005, the Company appointed Robert J. Rueckl as Vice President, Controller and Chief Accounting Officer.

Mr. Rueckl currently serves as Chief Financial Officer of Zomax Incorporated (“Zomax”).  Prior to joining the Company, Mr. Rueckl’s resignation from Zomax was announced on June 15, 2005, but he will continue to provide transitional support to Zomax until August 12, 2005.  Mr. Rueckl also previously held the Vice President, Corporate Controller position at Zomax and Controller positions in various divisions of ADC Telecommunications, Inc. before his employment with Zomax.  Mr. Rueckl is 43 years old.

The Company and Mr. Rueckl anticipate entering into a definitive employment agreement in the near future.  See Item 1.01 for a brief summary of the proposed terms of Mr. Rueckl’s employment agreement.

Item 9.01                                             Financial Statements and Exhibits.

(a)                                  Financial Statements of Businesses Acquired.

Not Applicable

(b)                                 Pro Forma Financial Information.

Not Applicable

(c)                                  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 20, 2005, between the Company and Robert Hickcox (included herewith).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

PLATO LEARNING, INC.

Dated: June 23, 2005	By:	/s/Laurence L. Betterley
Laurence L. Betterley
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 20, 2005, between the Company and Robert Hickcox.